Calculation of Filing Fee Tables

FORM S-8
(Form Type)

UDEMY, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.00001 par value per share	Other	7,252,532	$4.56	$33,071,545.92	0.0001381	$4,567.19
2	Equity	Common Stock, $0.00001 par value per share	Other	1,450,506	$3.88	$5,627,963.28	0.0001381	$777.23
	Total Offering Amounts					$38,699,509.20		$5,344.42
	Total Fee Offsets (3)							$—
	Net Fee Due							$5,344.42
Offering Notes

1.Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 EIP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock. The amount registered reflects an automatic increase to the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2021 EIP, which annual increase is provided for in the 2021 EIP. The proposed maximum offering price per unit has been estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $4.56 per share, which is the average of the high and low prices of Common Stock, as reported on the Nasdaq Stock Market, on February 12, 2026.

2.Pursuant to Rule 416(a) of the Securities Act, this Registration Statement covers any additional shares of Common Stock that become issuable under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock. The amount registered reflects an automatic increase to the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2021 ESPP, which annual increase is provided for in the 2021 ESPP. The proposed maximum offering price per unit has been estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $3.88 per share, which is the average of the high and low prices of Common Stock, as reported on the Nasdaq Stock.Market, on February 12, 2026 multiplied by 85%. Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2021 ESPP).

3.The Registrant does not have any fee offsets.